TO BUSINESS, FOREIGN AND RETAILING EDITORS:

 Margo Caribe, Inc. Reports Unaudited Operating Results for the Three Months and
                      Nine Months Ended September 30, 2004.

     VEGA ALTA, Puerto Rico, Nov. 15 /PRNewswire-FirstCall/ -- Margo Caribe, Inc. (Nasdaq: MRGO) and its subsidiaries (the "Company") reported unaudited operating results for the three months and nine months ended September 30, 2004.
    For the nine months ended September 30, 2004, the Company had a net loss of approximately $541,000, compared to a net loss of approximately $380,000 for the same period in the year 2003. These amounts represent a diluted loss per common share of $(0.25) and $(0.18) for the nine months ended September 30, 2004 and 2003, respectively. Offsetting in part the loss of operations for the nine months ended September 30, 2004, were commissions and equity in earnings from an investment in an unconsolidated joint venture (Salinas Holdings) in the amount of approximately $272,000.
    For the third quarter ended September 30, 2004, the Company had a net loss of approximately $351,000 or $(0.16) per share (diluted), compared to a net loss of approximately $303,000 or $(0.14) per share (diluted) for the same quarter in the year 2003. On September 14, 2004, the Island of Puerto Rico was hit by Tropical Storm Jeanne. Although no significant damages were reported to the Company's crops, some structures were damaged. These were repaired within a short period of time. Estimated losses as a result of Tropical Storm Jeanne amounted to $140,000. Offsetting in part the loss from operations for the third quarter ended September 30, 2004, were commissions and equity in earnings from an investment in an unconsolidated joint venture (Salinas Holdings) in the amount of approximately $81,000.

    Plants Segment
    The plants segment's net loss was approximately $468,000 for the nine months ended September 30, 2004, compared to a net loss of approximately $37,000 for the nine months ended September 30, 2003. The plants segment's net loss was approximately $80,000 for the third quarter ended September 30, 2004, compared to a net loss of approximately $49,000 for the third quarter ended September 30, 2003. During the third quarter ended September 30, 2004, the plants segment recorded a loss of $140,000, related to damages caused by Tropical Storm Jeanne. For the nine months and third quarter ended September 30, 2004, commissions and equity in earnings from an investment in an unconsolidated joint venture (Salinas Holdings) were approximately $272,000 and $81,000, respectively.
    The total net sales from the plants segment was approximately $2,049,000 for the nine months ended September 30, 2004, compared to approximately $2,848,000 in net sales for the nine months ended September 30, 2003. The total net sales from the plants segment was approximately $606,000 for the third quarter ended September 30, 2004, compared to approximately $648,000 in net sales for the third quarter ended September 30, 2003. The gross margin from the plants segment was approximately 14.5% for the nine months ended September 30, 2004, compared to approximately 31.1% for the nine months ended September 30, 2003. The gross margin from the plants segment was approximately 29.9% for the third quarter ended September 30, 2004, compared to approximately 22.1% for the third quarter ended September 30, 2003.


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    Landscaping Segment
    The landscaping segment's net income was approximately $7,000 for the nine months ended September 30, 2004, compared to a net loss of approximately $335,000 for the nine months ended September 30, 2003. The landscaping segment's net loss was approximately $106,000 for the third quarter ended September 30, 2004, compared to a net loss of approximately $220,000 for the third quarter ended September 30, 2003. Offsetting the result of operations of the landscaping segment for the nine months ended September 30, 2004, was the collection of approximately $75,000 from an account receivable that had been previously written off.
    Revenues for the landscaping segment were approximately $1,351,000 for the nine months ended September 30, 2004, compared to approximately $1,093,000 for the nine months ended September 30, 2003. Revenues for the landscaping segment were approximately $379,000 for the third quarter ended September 30, 2004, compared to approximately $403,000 for the third quarter ended September 30, 2003. The gross margin for the landscaping segment was approximately 30.6% for the nine months ended September 30, 2004, compared to approximately 17.4% for the nine months ended September 30, 2003. The gross margin for the landscaping segment was approximately 23.9% for the third quarter ended September 30, 2004, compared to approximately 23.8% for the third quarter ended September 30, 2003.

    Lawn & Garden Segment
    The lawn & garden segment's net loss was approximately $80,000 for the nine months ended September 30, 2004, compared to a net loss of approximately $8,000 for the nine months ended September 30, 2003. The lawn & garden segment's net loss was approximately $165,000 for the third quarter ended September 30, 2004, compared to a net loss of approximately $34,000 for the third quarter ended September 30, 2003.
    Net sales from the lawn & garden segment were approximately $2,571,000 for the nine months ended September 30, 2004, compared to approximately $2,583,000 for the nine months ended September 30, 2003. Net sales from the lawn & garden segment were approximately $852,000 for the third quarter ended September 30, 2004, compared to approximately $821,000 for the third quarter ended September 30, 2003. The gross margin from the lawn & garden segment was approximately 47.1% for the nine months ended September 30, 2004, compared to approximately 45.3% for the nine months ended September 30, 2003. The gross margin from the lawn & garden segment was approximately 39.5% for the third quarter ended September 30, 2004, compared to approximately 46.6% for the third quarter ended September 30, 2003.

    Chairman of the Board, President and CEO Highlights
    The Chairman of the Board, President and CEO, Michael J. Spector, stated that although revenues and sales for the third quarter and nine months ending September 30, 2004, were disappointing the future continues to look bright as all segments continue to show improvement in revenues, margins, or both, when compared to the prior quarters.
    Plant segment revenues should improve as more inventories become ready for market. Margins during the third quarter ended September 30, 2004, increased by 7.8% when compared to the third quarter of the prior year, and margins should continue to improve during the fourth quarter. The Company recently began shipping poinsettias for the holiday season, and demand from the retail sector appears to be quite strong. In addition, the Company expects to once again begin shipping areca palms, orchids, spathyfillum, and anthuriums in the next few months. The Company's revenues have been hurt over the past five quarters by the closure of the Company's former growing facility in Barranquitas, which caused a reduced availability of finished products. The Company's joint venture in Salinas Holdings, Inc. continues to perform well in spite of unusually wet weather during most of the third quarter. The weather has begun to return to a more normal pattern of dry and sunny days in October, and sales are once again quite good. We expect record sales and profits for Salinas Holdings, Inc. during the fourth quarter of the year 2004.
    The landscaping segment continues to show improvement over the prior year with a new management team, as well as a tighter control of expenses, and better pricing. Revenues were hurt during the third quarter by Tropical Storm Jeanne. The Company expects to make up for the lost billing during the current quarter and the landscaping division continues to receive requests for new bids on upcoming future projects.
    The lawn & garden segment showed an improvement in sales during the third quarter ended September 30, 2004, even though many of the Company's customers were closed for five to ten days during the month of September due to a loss of power and water as a result of Tropical Storm Jeanne. The lawn & garden segment experienced a reduction in margins due to higher sea freight costs on products brought from the U.S. mainland, Canada, Italy and China. These higher costs are due to increased bunker fuel surcharges and new port security charges. In addition, the continued decline in the value of the U.S. dollar against the euro and the Canadian dollar has hurt our margins on a number of items. The Company is currently in the process of raising prices to our customers on those items that have been impacted by an increase in cost.
    The Company's development subsidiary continues to seek the required permits for a new low cost housing project in Arecibo, Puerto Rico. Once the final permits are approved the Company expects to immediately complete the working drawings and put the project out to bid. Once construction financing is completed, the Company will commence development.
    The Company continues to be optimistic about the future and is looking forward to a return to profitability in future quarters and the next fiscal year.

    The Company is in the business of growing, distributing and installing tropical plants and trees. The Company is also engaged in the manufacturing and distribution of its own line ("Rain Forest") of planting media and aggregates, the distribution of lawn and garden products and also provides landscaping design and installation services. In addition, the Company has a participation in a joint venture in a sod and tree farm in Salinas, Puerto Rico. Furthermore, beginning in 2003, the Company acts as sales representative for several consumer goods brands in Puerto Rico and Mexico.

    Forward-Looking Statements
    When used in this press release or other public or shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "would be," "will allow," "intends to," "will likely result," "expect," "are expected to," "will continue," "is anticipated," "believes," "estimate," "project," or similar expressions, are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.
    The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and to advise readers that various factors, including regional and national economic conditions, natural disasters, competitive and regulatory factors, and legislative, regulatory or judicial changes, could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from those anticipated or projected.

    The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstance after the date of such statements.

                       MARGO CARIBE, INC. AND SUBSIDIARIES
               Summary of Condensed Consolidated Financial Results
                                    Unaudited

                  Three months   Three months    Nine months     Nine months
                     ended          ended           ended           ended
                Sept. 30, 2004  Sept. 30, 2003  Sept. 30, 2004  Sept. 30, 2003
                  (Unaudited)     (Unaudited)     (Unaudited)     (Unaudited)

    Net sales     $ 1,836,000    $ 1,873,000     $ 5,972,000     $ 6,524,000
    Net loss      $  (351,000)   $  (303,000)    $  (541,000)    $  (380,000)
    Net loss
     diluted
     per share    $     (0.16)   $     (0.14)    $     (0.25)    $     (0.18)
    Weighted
     average
     number of
     common
     shares         2,204,739      2,131,894       2,194,934       2,098,833

SOURCE  Margo Caribe, Inc.
    -0-                             11/15/2004

     /CONTACT: Michael J. Spector, ext. 1055, or Juan B. Medina, ext. 1033, both of Margo Caribe, +1-787-883-2570//
    /First Call Analyst: /
    /FCMN Contact: jmedina@margocaribe.com /
    (MRGO)